FOR IMMEDIATE RELEASE

   April 4, 2007

NS EXPECTS FIRST QUARTER RESULTS TO BE BELOW FIRST QUARTER 2006

NORFOLK, VA -- Norfolk Southern Corporation (NYSE:NSC) announced that first quarter 2007 diluted earnings per share are expected to be approximately 3 percent below the same quarter 2006, principally due to reduced carload volumes and lower other income related to property sales.

Volumes in first quarter 2007 were down 4.4 percent compared with record volumes reported in the first quarter a year earlier, reflecting declines in the automotive and housing sectors. Norfolk Southern also experienced winter weather conditions in first quarter 2007 that were more extreme than the comparatively mild weather a year earlier, resulting in a slowing of operations and increased costs.

Norfolk Southern does not forecast earnings or other results, and this announcement is not intended to change that policy. Norfolk Southern will report earnings and other results at its regular meeting with analysts in New York City on April 25.

Norfolk Southern Corporation is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates approximately 21,000 route miles in 22 states, the District of Columbia and Ontario, Canada, serving every major container port in the eastern United States and providing superior connections to western rail carriers. NS operates the most extensive intermodal network in the East and is North America's largest rail carrier of metals and automotive products.

Norfolk Southern contacts:

(Media) Bob Fort, 757-629-2710, (rcfort@nscorp.com)

(Investors) Leanne Marilley, 757-629-2861, (leanne.marilley@nscorp.com)